GSE announces resignation of Executive Vice President and CFO

HOUSTON, Aug. 3, 2012 /PRNewswire/ -- GSE Holding, Inc. (the "Company" or "GSE") (NYSE: GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today announced the resignation of William F. Lacey as Executive Vice President and Chief Financial Officer. Mr. Lacey will continue to oversee the Company's financial operations until a new chief financial officer is hired.

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Mark Arnold, President & Chief Executive Officer stated, "On behalf of the GSE, I want to thank Bill for his very valuable service to the company and wish him every success."

The Company will begin a search for a new chief financial officer in the near term.

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Contact:
Cade Kohoutek
281-230-6733
ckohoutek@gseworld.com